FINAL
                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              VARSITY BRANDS, INC.,

                                       AND

                             VBR HOLDING CORPORATION

                                       AND

                              VB MERGER CORPORATION

                           DATED AS OF APRIL 21, 2003







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                                Table of Contents

                                                                            PAGE

ARTICLE I DEFINITIONS.........................................................2

         1.1.    Definitions..................................................2

ARTICLE II THE MERGER........................................................10

         2.1.    The Merger..................................................10

         2.2.    Organizational Documents....................................11

         2.3.    Directors and Officers......................................11

ARTICLE III CONVERSION OF SECURITIES AND RELATED MATTERS.....................11

         3.1.    Capital Stock of Acquiror...................................11

         3.2.    Cancellation of Treasury Stock and Parent-owned Shares......11

         3.3.    Conversion of Company Shares................................11

         3.4.    Exchange of Certificates....................................12

         3.5.    Company Stock Options.......................................14

         3.6.    Dissenting Shares...........................................14

         3.7.    Adjustments.................................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................15

         4.1.    Corporate Existence and Power...............................15

         4.2.    Corporate Authorization.....................................16

         4.3.    Governmental Authorization..................................16

         4.4.    Non-contravention...........................................17

         4.5.    Capitalization..............................................17

         4.6.    Subsidiaries................................................18

         4.7.    Company Sec Documents.......................................19

         4.8.    Financial Statements; No Material Undisclosed Liabilities...19

         4.9.    Absence of Certain Changes..................................20

         4.10.    Litigation.................................................23

         4.11.    Taxes......................................................23

         4.12.    Employee Benefits..........................................24

         4.13.    Compliance With Laws; Licenses, Permits and Registrations..26

         4.14.    Finders' Fees; Opinion of Financial Advisor................28

         4.15.    Affiliate Transactions.....................................28

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         4.16.    Intellectual Property......................................28

         4.17.    Material Contracts.........................................30

         4.18.    Specified Contracts........................................32

         4.19.    Reserved...................................................32

         4.20.    Riddell Sale Agreement.....................................32

         4.21.    Real Estate................................................33

         4.22.    Accounts Payable and Inventory.............................33

         4.23.    Accounts Receivable........................................33

         4.24.    Suppliers..................................................34

         4.25.    Personnel, Etc.............................................34

         4.26.    Assets.....................................................34

         4.27.    Insurance..................................................34

         4.28.    Disclaimer of Other Representations and Warranties.........35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR..............35

         5.1.    Corporate Existence and Power...............................35

         5.2.    Corporate Authorization.....................................36

         5.3.    Governmental Authorization..................................36

         5.4.    Non-contravention...........................................36

         5.5.    Employment Agreements.......................................37

         5.6.    Financing...................................................37

         5.7.    Disclaimer of Other Representations and Warranties..........37

         5.8.    Finders' Fees...............................................37

ARTICLE VI COVENANTS OF THE COMPANY..........................................37

         6.1.    Company Interim Operations..................................37

         6.2.    Acquisition Proposals; Board Recommendation.................40

         6.3.    Taxes.......................................................42

         6.4.    The Notes Tender Offer......................................43

ARTICLE VII COVENANTS OF ACQUIROR............................................44

         7.1.    Director and Officer Liability..............................44

         7.2.    Transfer Taxes..............................................45

         7.3.    Reserved....................................................45

         7.4.    Repayment of Debt...........................................45


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ARTICLE VIII COVENANTS OF ACQUIROR AND THE COMPANY...........................46

         8.1.    Efforts and Assistance/HSR Act..............................46

         8.2.    Stockholder Meeting/proxy Statement and Schedule 13E-3......47

         8.3.    Public Announcements........................................49

         8.4.    Access to Information; Notification of Certain Matters......49

         8.5.    Further Assurances..........................................50

         8.6.    Disposition of Litigation...................................50

         8.7.    Confidentiality Agreement...................................51

ARTICLE IX CONDITIONS TO MERGER..............................................51

         9.1.    Conditions to the Obligations of Each Party.................51

         9.2.    Conditions to the Obligations of the Company................51

         9.3.    Conditions to the Obligations of Acquiror...................52

ARTICLE X TERMINATION........................................................54

         10.1.    Termination................................................54

         10.2.    Effect of Termination......................................56

         10.3.    Fees and Expenses..........................................58

ARTICLE XI MISCELLANEOUS.....................................................58

         11.1.    Notices....................................................58

         11.2.    Survival...................................................59

         11.3.    Amendments; No Waivers.....................................59

         11.4.    Successors and Assigns.....................................59

         11.5.    Counterparts; Effectiveness; Third Party Beneficiaries.....60

         11.6.    Governing Law..............................................60

         11.7.    Jurisdiction...............................................60

         11.8.    Entire Agreement...........................................60

         11.9.    Authorship.................................................60

         11.10.    Severability..............................................60

         11.11.    Waiver of Jury Trial......................................61

         11.12.    Headings; Construction....................................61


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Exhibit A - Form of Voting Agreement
Exhibit B - Form of Contribution Agreement
Exhibit C - Form of Contribution and Option Exchange Agreement
Exhibit D - Form of Webb Employment Agreement
Exhibit E - Form of Nichols Employment Agreement
Exhibit F - Certificate of Incorporation of the Surviving Corporation Exhibit G - FIRPTA Certification Documents


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                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of this 21st day of April 2003, by and among Varsity Brands, Inc., a Delaware corporation (the "COMPANY"), VBR Holding Corporation, a Delaware corporation ("PARENT"), and VB Merger Corporation, a Delaware corporation ("ACQUIROR") wholly owned by Parent.

                  WHEREAS, it is the intention of the parties that Acquiror shall merge with and into the Company (the "MERGER") with the Company being the surviving corporation and a wholly owned subsidiary of Parent;

                  WHEREAS, the Board of Directors of the Company, consisting of a majority of directors who have no direct or indirect interest in the transactions contemplated by this Agreement, other than ownership of Company Shares (as defined below) and Company Options (as defined in Section 1.1), has determined, by the unanimous vote of all of the directors voting on the matter, that it is fair to and in the best interests of the Company and the holders of common stock, par value $0.01 per share (the "COMPANY SHARES"), to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

                  WHEREAS, the Board of Directors of the Company, by resolutions unanimously adopted by all of the directors voting on the matter, has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and by the Voting Agreements (as defined below) upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements and in accordance with the DGCL and (ii) resolved to recommend that the holders of Company Shares adopt and approve this Agreement;

                  WHEREAS, the Board of Directors of Acquiror has unanimously
(i) determined that the Merger is fair to and in the best interests of Acquiror and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby and by the Voting Agreements upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements and in accordance with the DGCL and
(iii) resolved to recommend that the holders of Acquiror Common Shares (as defined in Section 1.1) adopt and approve this Agreement;

                  WHEREAS, Parent, as the sole stockholder of Acquiror has adopted and approved this Agreement and approved the transactions contemplated hereby;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquiror to enter into this Agreement, certain holders of Company Shares (collectively, the "PRINCIPAL STOCKHOLDERS") are entering into voting agreements with Parent in the form attached hereto as EXHIBIT A (the "VOTING AGREEMENTS"), pursuant to which, among other things, the Principal Stockholders will agree to vote all of their Equity Interests (as defined in Section 1.1) in the Company in favor of adopting and approving this Agreement; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquiror to enter into this Agreement, Jeffrey Webb is entering into a Contribution and

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Subscription Agreement with Parent substantially in the form attached hereto as
EXHIBIT B (the "CONTRIBUTION Agreement"), pursuant to which Mr. Webb will exchange a portion of his Company Shares for shares of capital stock of Parent immediately prior to the Effective Time (as defined below);

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquiror to enter into this Agreement, John Nichols is entering into a Contribution and Option Exchange Agreement with Parent substantially in the form attached hereto as EXHIBIT C (the "CONTRIBUTION AND OPTION EXCHANGE AGREEMENT"), pursuant to which Mr. Nichols will acquire shares of capital stock of Parent for cash and exchange a portion of his Company Options for options to acquire shares of capital stock of Parent, in each case, immediately prior to the Effective Time;

                  NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

                                   ARTICLE I
                                  DEFINITIONS

                  1.1.     DEFINITIONS.

                  As used herein, the following terms have the meanings set forth below:

                  "ACQUIROR" has the meaning specified in the recitals to this Agreement.

                  "ACQUIROR COMMON SHAREs" means the common stock, $0.01 par value per share, of Acquiror.

                  "ACQUIROR DISCLOSURE SCHEDULE" has the meaning specified in the preamble to Article V.

                  "ACQUIROR MATERIAL ADVERSE EFFECT" means any change or effect that would prevent or materially impair the ability of Parent or Acquiror to consummate the Merger and the other transactions contemplated hereby in a timely manner.

                  "ACQUISITION PROPOSAL" means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Parent or its Affiliates) for, or any indication of interest in: (a) a transaction pursuant to which any Person or group of Persons acquires or would acquire Beneficial Ownership of more than twenty percent (20%) of the outstanding voting power of the Company or any Company Subsidiary, whether from the Company or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in a Third Party acquiring twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (c) any transaction which would result in a Third Party acquiring twenty percent (20%) or more of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such


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transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (d) any combination of the foregoing.

                  "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each Principal Stockholder shall be deemed an Affiliate of the Company.

                  "AGREEMENT" has the meaning specified in the preamble to this Agreement.

                  "ANCILLARY AGREEMENTS" means the Voting Agreements and the Employment Agreements.

                  "AUDITED FINANCIAL STATEMENTS" has the meaning specified in
Section 4.8(a).

                  "BALANCE SHEET DATE" means December 31, 2002.

                  "BENEFICIAL OWNERSHIP" shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such Section.

                  "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York.

                  "CERTIFICATE" has the meaning specified in Section 3.3.

                  "CERTIFICATE OF MERGER" has the meaning specified in Section 2.1(b).

                  "CLOSING" has the meaning specified in Section 2.1(d).

                  "CLOSING DATE" has the meaning specified in Section 2.1(d).

                  "CODE" means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

                  "COMPANY" has the meaning specified in the preamble to this Agreement.

                  "COMPANY BALANCE SHEET" means the Company's consolidated balance sheet included in the Company's Annual Report on Form 10-K relating to its fiscal year ended on December 31, 2002.

                  "COMPANY CONTRACT" means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, commitment, arrangement, Permit, concession, franchise, limited liability or partnership agreement, or other instrument to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.


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


                  "COMPANY DISCLOSURE SCHEDULE" has the meaning specified in the preamble to Article IV.

                  "COMPANY EMPLOYEE PLANS" has the meaning assigned in Section 4.12(a).

                  "COMPANY EXPENSE REIMBURSEMENT AMOUNT" means all reasonable documented out of pocket fees and expenses (including reasonable attorneys fees and disbursements) actually incurred by the Company and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated herein, PROVIDED that this amount shall not be greater than $1,750,000.

                  "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, state of facts or development which has had a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is or will become a party, and the transactions contemplated hereby and thereby in a timely manner; PROVIDED, HOWEVER, that none of the following, in and of itself, shall be deemed to constitute a Company Material Adverse Effect: (a) changes in U.S. financial markets or conditions or global financial markets or conditions, including any fluctuation, in and of itself, in the trading price of the Company Shares (it being understood that any fact or development giving rise to or contributing to the state of such markets or conditions or any such fluctuation in the trading price of the Company Shares may be the cause of a Company Material Adverse Effect); (b) acts of terrorism (it being understood that any such act of terrorism may be the cause of a Company Material Adverse Effect);
(c) the announcement of this Agreement or the transactions contemplated hereby;
(d) compliance by the Company and its Subsidiaries with the covenants contained in this Agreement; or (e) actions by the Company or any Subsidiary expressly permitted under this Agreement or specifically set forth in Section 6.1 of the Company Disclosure Schedule.

                  "COMPANY OPTIONS" means any options to purchase Company Shares granted pursuant to the Company Options Plans.

                  "COMPANY OPTION PLANS" means the Company's 1991 Stock Option Plan, as amended, and the Company's 1997 Stock Option Plan, as amended.

                  "COMPANY PREFERRED STOCK" has the meaning specified in Section 4.5(a).

                  "COMPANY PROXY STATEMENT" has the meaning specified in Section 8.2(c).

                  "COMPANY RECOMMENDATION" has the meaning specified in Section 6.2(d).

                  "COMPANY RETURNS" has the meaning specified in Section 4.11.

                  "COMPANY SEC DOCUMENTS" means each final registration statement, prospectus, report, schedule or definitive proxy statement required to be filed or otherwise furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2000 pursuant to the Securities Act or the Exchange Act, in each case including all exhibits, appendices and attachments


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thereto, whether filed or otherwise furnished therewith or incorporated by reference therein.

                  "COMPANY SECURITIES" has the meaning specified in Section 4.5(b).

                  "COMPANY SHARES" has the meaning specified in the recitals to this Agreement.

                  "COMPANY STOCKHOLDERS" or "STOCKHOLDERS" means the holders of Company Shares.

                  "COMPANY STOCKHOLDER APPROVAL" has the meaning specified in
Section 4.2(a).

                  "COMPANY STOCKHOLDER MEETING" has the meaning specified in
Section 8.2(b).

                  "COMPANY SUBSIDIARY" means a Subsidiary of the Company.

                  "CONFIDENTIALITY AGREEMENT" has the meaning specified in
Section 8.4(a).

                  "CONTRIBUTING HOLDERS" means Jeff Webb, John Nichols and any other holder of Company Shares or Company Options who enters into an agreement with Parent prior to the Effective Time providing for such holder to acquire shares, or options to acquire shares, of Parent immediately prior to the Effective Time.

                  "CONTRIBUTION AGREEMENT" has the meaning specified in the recitals to this Agreement.

                  "CONTRIBUTION AND OPTION EXCHANGE AGREEMENT" has the meaning specified in the recitals to this Agreement.

                  "CONVERTIBLE DEBT" has the meaning specified in Section
4.5(a).

                  "CURRENT POLICIES" has the meaning specified in Section
7.1(a).

                  "DEFAULT" has the meaning specified in Section 4.17(c).

                  "DGCL" has the meaning specified in the recitals to this Agreement.

                  "DISSENTING SHARES" has the meaning specified in Section 3.6.

                  "EFFECTIVE TIME" has the meaning specified in Section 2.1(b).

                  "EMPLOYMENT AGREEMENTS" means, collectively, the employment agreements, each dated the date hereof, by and between the Acquiror and each of:
(i) Jeffrey Webb and (ii) John Nichols, each substantially in the form attached hereto as EXHIBIT D and EXHIBIT E, respectively.

                  "END DATE" has the meaning specified in Section 10.1(b)(i).

                  "ENVIRONMENTAL LAWS" has the meaning specified in Section 4.13(d).


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                  "EQUITY INTEREST" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

                  "ERISA" has the meaning specified in Section 4.12(a).

                  "ERISA AFFILIATE" has the meaning specified in Section
4.12(a).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "EXCHANGE AGENT" has the meaning specified in Section 3.4(a).

                  "EXCHANGE FUND" has the meaning specified in Section 3.4(a).

                  "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

                  "GOVERNMENTAL ENTITY" means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

                  "HSR ACT" has the meaning specified in Section 4.3.

                  "INSURANCE POLICIES" has the meaning specified in Section
4.27.

                  "INTELLECTUAL PROPERTY" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and
(ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of


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actions (pending, filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

                  "KNOWLEDGE" as used in this Agreement, knowledge shall refer to the actual knowledge, after due inquiry, of the members of the Board of Directors of the Company and each of the Persons listed on ANNEX 1.1.

                  "LAW" means any supranational, federal, state, local, or foreign law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement (including any arbitral decision or award).

                  "LEASES" has the meaning specified in Section 4.21.

                  "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; PROVIDED, HOWEVER, that the term "LIEN" shall not include (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business relating to claims not yet due or payable or (c) liens for Taxes (not to exceed $25,000 in the aggregate) being contested in good faith.

                  "MATERIAL CONTRACT" and "MATERIAL CONTRACTS" have the meanings specified in Section 4.17(a).

                  "MERGER" has the meaning specified in the recitals to this Agreement.

                  "MERGER CONSIDERATION" has the meaning specified in Section
3.3.

                  "MINIMUM NOTES CONDITION" has the meaning specified in Section 6.4(b).

                  "NOTEHOLDERS" has the meaning specified in Section 6.4(c).

                  "NOTES CONSENTS" has the meaning specified in Section 6.4(b)

                  "NOTES OFFER TO PURCHASE" has the meaning specified in Section 6.4(a).

                  "NOTES TENDER OFFER" has the meaning specified in Section 6.4(a).

                  "NOTES TENDER OFFER DOCUMENTS" has the meaning specified in
Section 6.4(c).

                  "NOTICE OF SUPERIOR PROPOSAL" has the meaning specified in
Section 6.2(c).

                  "OTHER SHARES" has the meaning specified in Section 3.3.

                  "PARENT" has the meaning specified in the preamble to this Agreement.

                  "PARENT COMMON SHARES" means the common stock, par value $0.01 per share, of Parent.


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                  "PARENT EXPENSE REIMBURSEMENT AMOUNT" means all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys fees) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; PROVIDED THAT this amount shall not be greater than $1,750,000.

                  "PERMITS" has the meaning specified in Section 4.13.

                  "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

                  "PREMISES" has the meaning specified in Section 8.4(c).

                  "PRINCIPAL STOCKHOLDERS" has the meaning specified in the recitals to this Agreement.

                  "PROPOSED AMENDMENTS" has the meaning specified in Section 6.4(d).

                  "REAL PROPERTY" has the meaning specified in Section 4.21.

                  "RECORD HOLDER" has the meaning specified in Section 3.4(b).

                  "REPLACEMENT POLICIES" has the meaning specified in Section 7.1(a).

                  "REPRESENTATIVES" has the meaning specified in Section 6.2(a).

                  "RIDDELL SALE AGREEMENT" means the Stock Purchase Agreement between Riddell Acquisition Sub, Inc. and Riddell Sports Inc, dated as of April 27, 2001.

                  "SCHEDULE 13E-3" has the meaning specified in Section 8.2(c).

                  "SEC" means the United States Securities and Exchange Commission.

                  "SECRETARY OF STATE" has the meaning specified in Section 2.1(b).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SENIOR NOTES" has the meaning assigned to such term in
Section 5.6.

                  "SENIOR NOTES INDENTURE" means the indenture relating to the Senior Notes, dated as of June 19, 1997, among the Company, the guarantors party thereto, and Marine Midland Bank, or its successor, as trustee.

                  "SPECIFIED CONTRACTS" means those contracts set forth on ANNEX 4.18.

                  "SPREAD AMOUNT" has the meaning specified in Section 3.5(b).


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                  "SUBSIDIARY" means, with respect to any Person, any other
Person (including joint ventures) of which such Person, directly or indirectly,
(a) has the right or ability to elect, designate or appoint a majority of the Board of Directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.

                  "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the Company's Board of Directors determine in good faith, after consultation with its outside legal counsel and financial advisors, (a) provides to the Company Stockholders consideration with a value per Company Share that exceeds the value per Company Share of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquiror); (b) would result in a transaction, if consummated, that would be more favorable to the Company Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby; (c) is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations); (d) is not subject to any financing condition; and (e) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Acquisition Proposal.

                  "SUPPLEMENTAL INDENTURE" has the meaning specified in Section 6.4(d).

                  "SURVIVING CORPORATION" has the meaning specified in Section 2.1(a).

                  "TAKEOVER STATUTE" means any restrictive provision or any applicable "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation, including Sections 48-103-201 through 48-103-209 of the Tennessee Code (as defined below).

                  "TAXES" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to taxes that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

                  "TENNESSEE CODE" means the Annotated Code of the State of Tennessee.

                  "TERMINATION FEE" means, in respect of any termination of this Agreement, a cash amount equal to $3,500,000.

                  "THIRD PARTY" means any Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates. For the avoidance of doubt, the Principal Stockholders shall be deemed Third Parties.

                  "THIRD PARTY ACQUISITION" means the consummation by a Third Party of any transaction or series of transactions described in clauses (a) through (d) of the definition of "Acquisition Proposal".

                  "VOTING AGREEMENTS" has the meaning specified in the recitals to this Agreement.

                                   ARTICLE II

                                   THE MERGER

                  2.1.  THE MERGER.

                         (a) At the Effective Time, Acquiror shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the DGCL, at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the "SURVIVING Corporation".

                         (b) As soon as practicable on or after the Closing Date, the Company will file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

                         (c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Acquiror shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

                         (d) The closing of the Merger (the "CLOSING") shall be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 (or such other place as agreed by the parties) not later than the third Business Day following the date on which all of the conditions set forth in Article IX are satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

                  2.2.  ORGANIZATIONAL DOCUMENTS.

                         (a) At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in EXHIBIT F hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided in the DGCL.

                         (b) At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the DGCL and the Certificate of Incorporation of the Surviving Corporation.

                  2.3.  DIRECTORS AND OFFICERS.

                         (a) From and after the Effective Time, the directors of Acquiror shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, the DGCL and this Agreement.

                         (b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, the DGCL and this Agreement.

                                  ARTICLE III

                  CONVERSION OF SECURITIES AND RELATED MATTERS

                  3.1. CAPITAL STOCK OF ACQUIROR. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Acquiror Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  3.2. CANCELLATION OF TREASURY STOCK AND PARENT-OWNED SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share held by the Company as treasury stock or owned by Parent, Acquiror or any Company Subsidiary, if any, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made or consideration delivered in respect therefor.

                  3.3. CONVERSION OF COMPANY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share issued and outstanding immediately prior to the Effective Time other than (i) any Common Shares to be cancelled pursuant to
Section 3.2 and (ii) Dissenting Shares, if any, complying with Section 3.6, shall be canceled, retired and shall cease to exist and shall be converted automatically into the right to receive an amount in cash equal to $6.57 (the "MERGER CONSIDERATION"), payable to the holder thereof upon surrender of the certificate (a "CERTIFICATE") which immediately prior to the Effective Time represented any such Company Shares in the manner provided in Section 3.4; and no other consideration shall be delivered or deliverable on or in exchange therefor.

                  3.4.  EXCHANGE OF CERTIFICATES.

                         (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company as agent (the "EXCHANGE AGENT") for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article III, Certificates representing Company Shares for the Merger Consideration. On or before the Closing Date, Parent will deposit or cause to be deposited with the Exchange Agent the aggregate Merger Consideration to be paid in respect of all Company Shares (other than Dissenting Shares, if any) pursuant to this Article III (the "EXCHANGE FUND"), and except as contemplated by Section 3.4(e), Section 3.4(f) or
         Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest such Merger Consideration as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. All fees, costs and expenses of the Exchange Agent shall be borne by Parent.

                         (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates ("RECORD HOLDER") immediately prior to the Effective Time, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor, the Merger Consideration as provided in this Article III in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax). Until surrendered as contemplated by this Section 3.4, each such Certificate representing Company Shares shall be deemed, after the Effective Time, to represent only the right to receive the Merger Consideration. No interest shall be paid on any such delivery of cash to be paid pursuant to this
         Article III upon such delivery.

                         (c) NO FURTHER RIGHTS IN COMPANY SHARES. Subject to
         Section 3.6, at the Effective Time, holders of Company Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Shares with a record date occurring prior to the Effective Time and the Merger Consideration provided in Section 3.3. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates representing Company Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

                         (d) ALTERNATE ENDORSEMENT. If payment of the Merger Consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Taxes either have been paid or are not payable.

                         (e) RETURN OF MERGER CONSIDERATION. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 (with any interest and earnings thereon) that remains undistributed to Record Holders twelve (12) months after the Effective Time. Record Holders who have not complied with this Section 3.4 prior to the demand by Parent shall thereafter look only to Parent for payment of any claim to the Merger Consideration without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                         (f) NO LIABILITY. None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                         (g) WITHHOLDING RIGHTS. Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any holder of any Certificate any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

                         (h) LOST CERTIFICATES. If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

                         (i) EXCHANGE OF ACQUIROR STOCK CERTIFICATES.
         Immediately after the Effective Time, the Surviving Corporation shall deliver to Parent in exchange for the certificates which immediately prior to the Effective Time represented all the outstanding Acquiror Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 3.1, share certificates registered in the name of Parent, representing the number of shares of common stock of the Surviving Corporation to which Parent is so entitled by virtue of Section 3.1.

                  3.5.  COMPANY STOCK OPTIONS.

                         (a) Each outstanding Company Option whether or not then vested, that has an exercise price equal to or greater than the Merger Consideration shall be canceled immediately prior to the Effective Time for no consideration. Immediately prior to the Effective Time, all unvested Company Options shall be automatically vested.

                         (b) At the Effective Time, all other outstanding and vested Company Options shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Company Option, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Company Option equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Company Share subject to such canceled Company Option (such excess, the "SPREAD AMOUNT"), as reduced by any required withholding of Taxes for employees of the Company.

                  3.6.  DISSENTING SHARES.

                         (a) Notwithstanding any provision of this Agreement to the contrary, any Company Shares ("DISSENTING SHARES") that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such Company Shares pursuant to, and who complies in all respects with, Section 262 (or any successor provision) of the DGCL, shall not be converted into or represent the right to receive the Merger Consideration as provided hereunder unless and until such Person shall have failed to perfect, or shall have effectively withdrawn or lost, such Person's right to appraisal under the DGCL, and instead shall only entitle the holder thereof to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to, and subject to the requirements of, Section 262 (or any successor provision) of the DGCL. If, after the Effective Time, any such Person shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, each of such holder's Company Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 3.3 (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article III upon the surrender of such Certificates).

                         (b) The Company shall give Parent (i) prompt notice of any notices or demands (or purported demands) for appraisal received by the Company, withdrawals of such notices or demands and any other instruments served pursuant to the DGCL and received by the Company and
         (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices or demands. The Company shall not, except with the prior written consent of Parent, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such notices or demands.

                  3.7. ADJUSTMENTS. If between the date of this Agreement and the Effective Time the number of outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of Merger Consideration shall be correspondingly adjusted and, if and as appropriate, all other appropriate corresponding adjustments shall be made.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the Company disclosure schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is clearly apparent on its face), the Company represents and warrants to Parent and Acquiror as set forth below:

                  4.1.  CORPORATE EXISTENCE AND POWER.

                         (a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate power and authority required to own, lease and operate its properties, to carry on its business as now conducted and (assuming this Agreement is duly approved and adopted at the Company Stockholder Meeting) to consummate the Merger and the other transactions contemplated hereby.

                         (b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                         (c) The Company has made available to Acquiror a complete and correct copy of the Certificate of Incorporation and By-laws (or other constituent documents) of the Company and each of the Company Subsidiaries. The corporate records and minute books of the Company and each of the Company Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' Board of Directors or any committees thereof and at any stockholders' meetings thereof.

                  4.2.  CORPORATE AUTHORIZATION.

                         (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for adoption and approval of this Agreement by the vote of the holders of a majority of the outstanding Company Shares (the "COMPANY STOCKHOLDER APPROVAL"), no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement or to consummate the other transactions contemplated hereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL).

                         (b) On or prior to the date hereof, the Company's Board of Directors has (i) determined that this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and its Stockholders, (ii) adopted resolutions approving this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, (iii) adopted resolutions declaring this Agreement and the plan of merger contained herein advisable, (iv) recommending to the Company Stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof and (v) adopted resolutions declaring that Section 203 of the DGCL and any other Takeover Statute are and shall be inapplicable to Parent, Acquiror, the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby. Such approval by the Company's Board of Directors is sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger and any of the transactions contemplated hereby or thereby, the provisions of Section 203 of the DGCL. To the Company's Knowledge, no other Takeover Statute applies or purports to apply to this Agreement, the Voting Agreements, the Merger or any of the transactions contemplated hereby or thereby. No provision of the Certificate of Incorporation or the By-laws of the Company or similar governing instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, any shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent.

                         (c) This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) the appropriate documents with respect to the Company's qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  4.4. NON-CONTRAVENTION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not
(a) contravene, breach or conflict with the Company's Certificate of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties is bound or affected, (c) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Material Contract, or (d) result in the creation or imposition of any material Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b) and
(c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) The execution, delivery and performance by Jeffrey Webb and John Nichols of their respective Employment Agreements does not and will not breach or conflict with or constitute a violation of any contract, agreement, or understanding between each of Jeffrey Webb and John Nichols, on the one hand, and the Company, on the other hand.

                  (c) The execution, delivery and performance by the Principal Stockholders of their respective Voting Agreements does not and will not breach or conflict with or constitute a violation of any contract, agreement, or understanding between each of the Principal Stockholders, on the one hand, and the Company, on the other hand.

                  4.5.  CAPITALIZATION.

                         (a) The authorized capital stock of the Company consists solely of 40,000,000 Company Shares and 5,000,000 shares of preferred stock (the "COMPANY PREFERRED STOCK"). As of March 31, 2003,
         (i) 9,592,250 Company Shares were issued and outstanding (no Company Shares were held in treasury), all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, (ii) no Company Shares were held by Subsidiaries of the Company, (iii) 1,666,925 Company Shares were issuable upon the exercise of Company Options then outstanding, (iv) 33,075 Company Shares were reserved for issuance upon the grant of options reserved and available under the Company Option Plans, (v) there was outstanding $6,125,000 aggregate principal amount of the Company's 4.10% convertible subordinated note (which is convertible into Company Shares at a rate of $4.42 per share (the "CONVERTIBLE DEBT") and (vi) no shares of Company Preferred Stock were issued and outstanding. Since December 31, 2002, the Company has not declared or paid any dividend or distribution in respect of any of its Equity Interests and has not issued, sold, repurchased, redeemed or otherwise acquired any of its Equity Interests, and its Board of Directors has not resolved to do any of the foregoing. Since March 31, 2003, the Company has not issued any Company Securities (as defined below) other than upon exercise of Company Options outstanding on such date or in connection with the conversion of the Convertible Debt.

                         (b) Except as set forth in this Section 4.5, the Company has not issued, or reserved for issuance, any (i) Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (iii) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for, or requiring payments based on the value of, Equity Interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

                         (c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options as of the date hereof, which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Company Shares subject thereto, the governing Company Option Plan with respect thereto and the expiration date thereof.

                  4.6.  SUBSIDIARIES.

                         (a) Section 4.6(a) of the Company Disclosure Schedule lists each Company Subsidiary together with the jurisdiction of incorporation of each Subsidiary. Except for the Equity Interests in each Company Subsidiary, and as set forth in Section 4.6(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other Person.

                         (b) Each Company Subsidiary (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority required to own, lease or operate its properties, to carry on its business as now conducted, and (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, all of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company.

                         (c) Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, such Equity Interests in each Company Subsidiary are owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (iii) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary.

                         (d) None of the Company or any Company Subsidiary is in violation of any provision of its articles or Certificate of Incorporation or By-laws or equivalent organizational documents.

                  4.7.  COMPANY SEC DOCUMENTS.

                         (a) The Company has filed or otherwise furnished all Company SEC Documents required to be filed with or furnished to the SEC by the Company. No Company Subsidiary currently is, and no Company Subsidiary at any time since January 1, 2000 has been, required to file or otherwise furnish any form, report, registration statement or prospectus or other document with or to the SEC.

                         (b) As of their respective dates, each Company SEC Document including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                         (c) The Company will file with the SEC and promptly will make available to Acquiror true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other documents (including exhibits thereto) required to be filed with the SEC under the Securities Act or the Exchange Act.

                  4.8.  FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED
                        LIABILITIES.

                         (a) Each of the audited consolidated financial statements (including the notes thereto) (the "AUDITED FINANCIAL STATEMENTS") and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments shall not be material).

                         (b) There are no liabilities or obligations of the Company or any Company Subsidiary, which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than: (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2002 in the ordinary course of business consistent with past practice; and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby or by the Voting Agreements.

                  4.9. ABSENCE OF CERTAIN CHANGES. Since December 31, 2002, except as set forth in Section 4.9 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice. Neither the Company nor any Company Subsidiary has engaged in any transaction or series of transactions material to the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practices, and there has not been any event, occurrence or development, that individually or in the aggregate, constitutes or would be reasonably expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth by the Company on Schedule 4.9, since December 31, 2002, there has not been:

                           (i) any damage, destruction or other casualty loss
                       (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or would be reasonably expected to have a Company Material Adverse Effect;

                           (ii) any amendment or change in the Company's
                       Certificate of Incorporation or By-laws;

                           (iii) any material change by the Company or any
                       Company Subsidiary in its accounting methods, principles or practices (other than changes required by GAAP or Law after the date of this Agreement);

                           (iv) any material Tax election, any change in method
                       of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

                           (v) any action, event, occurrence, development or
                       state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                           (vi) any declaration, setting aside or payment of any
                       dividend or distribution (whether in cash, stock or property) or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any Company Subsidiary of any shares of the Company's capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, or any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

                           (vii) any sale, assignment, transfer, lease or other
                       disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices;

                           (viii) any acquisition (by merger, consolidation, or
                       acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration, or any loans or advances to any Person;

                           (ix) any (A) incurrence of, (B) guarantee with
                       respect to, or (C) provision of credit support for, any indebtedness by the Company or any Company Subsidiary other than pursuant to the Company's existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset;

                           (x) (A) any employment, deferred compensation,
                       severance or similar agreement entered into or amended by the Company or any Company Subsidiary and any employee, in each case other than sales commission agreements entered into in the ordinary course of business consistent with past practices, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company's or any Company Subsidiary's employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors of officers of the Company or any Company Subsidiary or generally applicable to all or any category of the Company's or any Company Subsidiary's employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practices and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any Company Subsidiary;

                           (xi) any loan, advance or capital contribution made
                       by the Company or any Company Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of the Company made in the ordinary course of business consistent with past practices;

                           (xii) any waiver, direct or indirect, by the Company
                       or any Company Subsidiary of (A) any right or rights of material value of (B) any payment of any material debt, liability or other obligation, except for non-material waivers and payments made in the ordinary course of business consistent with past practices;

                           (xiii) any payment, loan or advance of any amount to
                       or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with or on behalf of, any officer, director, or employee of the Company, any Company Subsidiary or any Affiliate of any of them, or any business or entity in which the Company, any Company Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (A) directors' fees (B) compensation to the officers and employees of the Company in the ordinary course of business consistent with past practices and (C) advancement or reimbursement of expenses in the ordinary course of business consistent with past practices;

                           (xiv) any issuance, sale or disposition of any
                       capital stock or other Equity Interest in the Company or any Company Subsidiary, except upon the valid exercise of Company Options or Convertible Debt outstanding on March 31, 2003 in accordance with the terms thereof, or issuance or grant of any options, warrants or other rights to purchase any such capital stock or Equity Interest or any securities convertible into or exchangeable for such capital stock or Equity Interest or any other change in the issued and outstanding capitalization of the Company or any Company Subsidiary;

                           (xv) any amendment, alteration or modification in the
                       terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in the Company or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

                           (xvi) any action which, if it had been taken after
                       the date hereof, would have required the consent of Acquiror under Section 6.1 hereof; or

                           (xvii) any agreement to take any of the actions
                       specified in this Section 4.9, except for this Agreement.

                  4.10. LITIGATION. All of the actions, suits, claims, investigations, arbitrations or proceedings pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity are set forth in Section 4.10 of the Company Disclosure Schedule. (a) There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being expressly understood and agreed that the mere filing of litigation or mere existence of litigation by or on behalf of Company Stockholders or any other Person, that challenges or otherwise seeks damages with respect to the transactions contemplated hereby shall not in and of itself be deemed to have such effect) and (b) to the Knowledge of the Company, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. Neither the Company, nor any Company Subsidiary, any officer, director or employee of the Company or any Company Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Company Subsidiary nor, to the Company's and the Company Subsidiaries' Knowledge, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity related to the conduct of the Company's or any Company Subsidiaries' business. To the Knowledge of the Company, there is not in existence any order, judgment or decree of any court or other tribunal or other agency that is applicable to the Company or any Company Subsidiary enjoining or requiring the Company or any Company Subsidiary to take any action of any kind with respect to its business or assets.

                  4.11. TAXES. Except as set forth in Section 4.11 of the Company Disclosure Schedule, (a) all Tax returns, statements, reports and forms (collectively, the "COMPANY RETURNS") required to be filed with any taxing authority by, or with respect to, the Company and each Company Subsidiary has been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid all material Taxes due and payable and the Company Returns are true, correct and complete in all material respects; (c) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (d) there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any Company Subsidiary in respect of any Taxes;
(e) neither the Company nor any Company Subsidiary is party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates either of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary; (g) neither the Company nor any Company Subsidiary (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (2) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Code; (j) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (k) no waivers of statutes of limitation with respect to any Company Returns have been given by or requested from the applicable entity;
(l) all deficiencies asserted or assessments made as a result of any examinations of the Company or any of the Company Subsidiaries have been fully paid, or are fully reflected as a liability in the Company Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Balance Sheet; (m) none of the Company or any of the Company Subsidiaries has received written notice from any governmental agency in a jurisdiction in which such entity does not file a Tax return stating that such entity is or may be subject to taxation by that jurisdiction; (n) none of the assets of the Company or any Company Subsidiary is property required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (o) none of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code;
(p) none of the assets of the Company or any Company Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (q) neither the Company nor any predecessors of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

                  4.12. EMPLOYEE BENEFITS.

                         (a) Except as set forth in Schedule 4.12(a) of the Company Disclosure Schedule, none of the Company or any ERISA Affiliate (as defined below) maintains, administers, sponsors or otherwise has any liability with respect to any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employment, severance or similar contract, plan, arrangement or policy or any other plan or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefore now in effect or required) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee or director of the Company or any Company Subsidiary. The Company has delivered to Parent (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description of the material features) of each Company Employee Plan (as defined below and, if applicable, related trust agreements), (ii) all amendments thereto and written interpretations and (iii) if applicable, for the two most recent years
         (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The plans required to be listed on Section 4.12(a) of the Company Disclosure Schedule are referred to collectively herein as the "COMPANY EMPLOYEE PLANS." An "ERISA AFFILIATE" means any Person which would be treated as a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

                         (b) None of the Company Employee Plans are subject to Title IV of ERISA. None of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any liability (whether absolute or contingent) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.

                         (c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Further, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

                         (d) (i) Except as set forth on Section 4.12(d) of the Company Disclosure Schedule, no Company Employee Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiaries as a result of the transactions contemplated by this Agreement and (ii) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code. Section 4.12(a) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise taxes, fees and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, contract, benefit plan or other arrangement existing on the date hereof pursuant to which the Company or any

         Company Subsidiary has any obligation or liability in connection with the termination of any officer of the Company.

                         (e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2002.

                         (f) Neither the Company nor any Company Subsidiary has or has ever had any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable Law, and each Company Employee Plan may be amended or terminated without incurring any liability thereunder.

                         (g) No Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending, to the Knowledge of the Company, and (ii) with respect to any Company Employee Plan, (A) no actions, suits, termination proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

                         (h) The Company has obtained from each of the holders of Company Options listed on ANNEX 4.12(h) a valid and binding consent to the cash-out of their Company Options pursuant to the terms of the Company Option Plans and in accordance with Section 3.5 hereof.

                         (i) Attached hereto as ANNEX 4.12(i) is a true, correct and complete copy of the resolutions, and preamble thereto, adopted by the Board of Directors of the Company on April 21, 2003, amending in certain respects each of the Company's 1991 Stock Option Plan and the Company's 1997 Stock Option Plan, and such resolutions have not been amended, rescinded or modified and are in full force and effect as of the date hereof.

                  4.13. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND
                        REGISTRATIONS.

                         (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, except for violations which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company is not being investigated with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law.

                         (b) None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
         (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

                         (c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary has, maintains in full force and effect, and is in compliance with, all material permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, "PERMITS") with and under all federal, state, local and foreign Laws and all Environmental Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except as would not have, individually or in the aggregate, a material adverse impact on the business of the Company or any Company Subsidiary.

                         (d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, the respective businesses of the Company and each Company Subsidiary are, and have been, conducted in compliance with all applicable federal, state, local and foreign statutes, laws, ordinances, order, rules or regulations relating to the protection of the environment or occupational safety and health ("ENVIRONMENTAL LAWS") except as would not have a material adverse impact on the business of the Company or any Company Subsidiary.

                         (e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has (i) received any written request for information, or been notified that it may be a "potentially responsible party", related to any property on the Superfund National Priorities List, or any state equivalent list, (ii) created or assumed any liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Governmental Entity, related to any property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries; (iii) received, or been subject to, any complaint, summons, citation, notice, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any third party, including, any Governmental Entity, regarding any actual or alleged violations of, or actual or potential liability under, any Environmental Laws; or (iv) any responsibility or liability under Environmental Law for any cleanup or remediation related to any hazardous materials or waste.

                         (f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, to the Knowledge of Company none of the Real Property contains any asbestos containing material or mold that may be in a condition, location or form that (i) is reasonably likely to pose a risk to human health or the environment, (ii) may require any abatement, containment or remediation or (iii) may otherwise be regulated under Environmental Law.

                         (g) Neither the Company nor any Company Subsidiary is in conflict with, or in Default of any Company Contract, except to the extent that any such conflict or Default does not constitute a Company Material Adverse Effect.

                  4.14. FINDERS' FEES; OPINION OF FINANCIAL ADVISOR.

                         (a) Other than Rothschild Inc., whose fees are set forth in Section 4.14 of the Company Disclosure Schedule, all of which fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements.

                         (b) The Board of Directors of the Company has received the opinion of Rothschild Inc., dated the date of this Agreement, and subject to the qualifications stated therein, to the effect that the Merger Consideration to be received by the holders of Company Shares (other than Parent, the Contributing Holders and each of their respective Affiliates) is fair, from a financial point of view, to such holders.

                  4.15. AFFILIATE TRANSACTIONS. Except as set forth in Section
4.15 of the Company Disclosure Schedule, and except for employment agreements with officers of the Company set forth on Section 4.17(vi) of the Company Disclosure Schedule, there are no Company Contracts with any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of any voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner.

                  4.16. INTELLECTUAL PROPERTY.

                  (a) Set forth on Section 4.16(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyrights and mask work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries. Except as disclosed in
Section 4.16(a) of the Company Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 4.16(a) of the Company Disclosure Schedule: (i) the Company is the sole owner and possesses all right, title, and interest in and to the item in the listed country or jurisdiction, free and clear of any security interest, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of the item in the listed country or jurisdiction; and (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (b) Set forth on Section 4.16(b) of the Company Disclosure Schedule are all items of Intellectual Property of any third party that the Company or any Company Subsidiary uses pursuant to license, sublicense, agreement, or permission except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business, pursuant to valid "shrink-wrap" licenses that contain no restrictions with respect to assignments by or changes in control of the Company. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.16(b) of the Company Disclosure Schedule: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of the Company Subsidiaries is in Default of such license, sublicense, agreement or permission, and no event has occurred that with notice or lapse of time would constitute a Default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor any Company Subsidiary has repudiated any provision thereof; and (v) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (c) The Company and the Company Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a license, settlement or similar agreement that is specified in Section 4.16(b) of the Company Disclosure Schedule, all Intellectual Property either (i) necessary for, or (ii) actually used in, the operation of the business of the Company and the Company Subsidiaries as and where the business is presently conducted and presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company and the Company Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and the Company Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. The Company and the Company Subsidiaries are taking or have taken all actions that are required to maintain, and all actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use.

                  (d) Neither the Company nor any of the Company Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and except as set forth in Section 4.16(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, except as set forth in Section 4.16(d) of the Company Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of the Company Subsidiaries during the past two (2) years (or earlier if not resolved).

                  (e) All Intellectual Property owned by the Company and/or any Company Subsidiary and for which confidentiality is required has been maintained in confidence in accordance with protection procedures believed by the Company and the Company Subsidiaries to be adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.

                  (f) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any Company Subsidiary will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and the Company Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any Company Subsidiary, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any Company Subsidiary.

                  (g) The transactions contemplated hereunder will not violate any privacy policy or other terms of use relating to any web sites of the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries' use and dissemination of any and all data and information concerning users of such web sites is in compliance with their privacy policies and terms of use, and all applicable laws and regulations.

                  4.17. MATERIAL CONTRACTS.

                  (a) Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Contracts (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.12 of the Company Disclosure Schedule and real property leases set forth in Section 4.21 of the Company Disclosure Schedule) of the following categories (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.12 of the Company Disclosure Schedules and the real property leases set forth in
Section 4.21 of the Company Disclosure Schedules, the "MATERIAL CONTRACTS" and each a "MATERIAL CONTRACT"):

                           (i) (A) Company Contracts (other than those described
                       in clause (i)(B)) requiring annual expenditures by or liabilities of any party thereto in excess of $250,000 which have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days and (B) Company Contracts relating to collegiate housing requiring annual expenditures by or liabilities of any party thereto in excess of $1,000,000 or which have a term longer than one year;

                           (ii) Company Contracts containing covenants limiting
                       the freedom of the Company or any Company Subsidiary or other Affiliate of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

                           (iii) promissory notes, loans, agreements,
                       indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, in an amount in excess of $250,000, whether as borrower, lender or guarantor;

                           (iv) joint venture, alliance or partnership
                       agreements or joint development or similar agreements with any Third Party;

                           (v) all licenses, sublicenses, consent, royalty or
                       other agreements concerning Intellectual Property;

                           (vi) employment contracts and other contracts with
                       current or former officers, directors, consultants, independent contractors or agents, and all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

                           (vii) Company Contracts with Affiliates of the
                       Company

                           (viii) Company Contracts with any Governmental Entity
                       which have a remaining term in excess of one year or are not cancelable (without material cost, penalty or other liability) within one hundred eighty (180) days;

                           (ix) Company Contracts or commitments in which the
                       Company or any Company Subsidiary has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory;

                           (x) Company Contracts pending for the acquisition or
                       sale, directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible) in excess of $250,000 in market or book value with respect to any contract or the capital stock of another Person, in each case in an amount in excess of $250,000; or

                           (xi) as of the date hereof any other Company Contract
                       the performance of which could be reasonably expected to require annual expenditures in any calendar year by the Company or any Company Subsidiary in excess of $250,000.

                  (b) True and complete copies of the written Material Contracts and descriptions of verbal Material Contracts, if any, have been delivered or made available to the Acquiror. Each of the Material Contracts is a valid and binding obligation of the Company and, to the Company's Knowledge, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except for the consummation of the transactions contemplated hereby and by the Ancillary Agreements, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract identified on Schedule 4.17 of the Company Disclosure Schedules in response to paragraph (a)(iii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

                  (c) Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation (each a "DEFAULT") (and no event has occurred or not occurred through the Company's inaction or, to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, except for Defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (d) The Company has not received notice of the termination of, or intent to terminate or otherwise fail to fully perform any Material Contract and otherwise has no reason to believe or not believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

                  4.18. SPECIFIED CONTRACTS. The Company and, to the Knowledge of the Company, the other parties to each Specified Contract have performed in all material respects their respective obligations under the Specified Contracts. Neither the Company nor any of its Subsidiaries has received from any other party to a Specified Contract any notice of the termination of, or intent to terminate or otherwise fail to fully perform, such Specified Contract. The Company has no reason to believe or not believe that, upon the expiration of any Specified Contract in accordance with its terms, such Specified Contract will be renewed on terms and conditions as favorable in all material respects to the Company as the terms and conditions of such Specified Contract as in effect on the date hereof.

                  4.19. RESERVED.

                  4.20. RIDDELL SALE AGREEMENT.

                  (a) The Company and, to the Knowledge of the Company, Riddell Acquisition Sub, Inc. have performed in all material respects their obligations under the Riddell Sale Agreement.

                  (b) Neither the Company nor any of its Subsidiaries is, or has received any notice that any other party is, in Default (and no event has occurred or not occurred through the Company's inaction or to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of the Riddell Sale Agreement.

                  (c) To the Knowledge of the Company, no representation or warranty contained in the Riddell Sale Agreement which is qualified as to materiality is untrue as of the date hereof (and no event has occurred or not occurred through the Company's inaction or to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would cause any such representation to become untrue) and no representation or warranty not so qualified is untrue (and no event has occurred or not occurred through the Company's inaction or to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would cause any such representation to become untrue) in any material respect as of the date hereof.

                  (d) Neither the Company nor any of its Subsidiaries has received any notice of any claim of an indemnified party for indemnification under the Riddell Sale Agreement, and to the Knowledge of the Company no event has occurred or not occurred through the Company's inaction or to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would give rise to a claim for indemnification under the Riddell Sale Agreement.

                  4.21. REAL ESTATE. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements ("LEASES") in which the Company or any Company Subsidiary is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the "REAL PROPERTY"), are in full force and effect, (ii) neither the Company (or the applicable Company Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a Default by the Company (or such Subsidiary) under the Leases and (iii) the Company (or the applicable Company Subsidiary) enjoys peaceful and undisturbed possession under the Leases. The Company does not own, and no Company Subsidiary owns, any real property or any interests (other than the Leases) therein. All of the Leases of the Company and its Subsidiaries are set forth on Section 4.21 of the Company Disclosure Schedule.

                  4.22. ACCOUNTS PAYABLE AND INVENTORY. Since December 31, 2002, the Company has (i) discharged its material accounts payable and other material current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount which it reasonably believes to be appropriate for normal seasonal requirements of the Company's business and current business conditions consistent with its past practices.

                  4.23. ACCOUNTS RECEIVABLE. The accounts and notes receivable reflected on the Company Balance Sheet (except to the extent collected since the Balance Sheet Date), and all accounts or notes receivable since the Balance Sheet Date, represent bona fide claims of the Company and the Company Subsidiaries against customers for sales made, services performed or other charges or valid consideration arising on or before the date hereof and require no additional performance by the Company or any Company Subsidiary to render them valid. Such accounts receivable are valid and enforceable claims, fully collectible in the ordinary course of business (and to the Company's Knowledge without resort to commencement of any action or assignment to a collection agency), consistent with past practice (subject to reserves for bad debts reflected on the Company Balance Sheet in accordance with GAAP and, in the case of accounts receivable arising since the Balance Sheet Date, additions to such reserves reflected on the Company's books and records) and to the Company's Knowledge, subject to no defense, set-off or counterclaim. To the Company's Knowledge, all of the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. The Company and the Company Subsidiaries have no accounts or loans receivable from any Person, firm or corporation that is affiliated with the Company and the Company Subsidiaries or from any director, officer, shareholder or employee of the Company and the Company Subsidiaries, except for advances for business expenses incurred in the ordinary course of business, so long as such advances do not exceed $250,000 in the aggregate, outstanding at any one time.

                  4.24. SUPPLIERS. Set forth in Section 4.24 of the Company Disclosure Schedule is a list of the ten largest suppliers and the ten largest contract manufacturers of the Company based on the dollar value of materials or products purchased by the Company, in the case of suppliers, and payments made by the Company, in the case of contract manufacturers, for the fiscal year ended December 31, 2002. Since such date, there has not been, nor as a result of the Merger is there anticipated to be, any change in relations with any of the major suppliers and contract manufacturers of the Company and its Subsidiaries that, individually or in the aggregate, has had, or would be reasonably expected to result in, a Company Material Adverse Effect. The existing suppliers and contract manufacturers of the Company and its Subsidiaries are adequate for the operation of the Company's business as operated on the date hereof.

                  4.25. PERSONNEL, ETC.

                         (a) Set forth in Section 4.25 of the Company Disclosure Schedules is a list setting forth: (i) the name of each officer of the Company and each of the Company's Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of the Company and each of the Company's Subsidiaries.

                         (b) The Company has heretofore provided Acquiror with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive, and all payroll records relating to non-officer employees heretofore provided to Acquiror are accurate and complete in all material respects.

                  4.26. ASSETS. The assets and properties of the Company and the Company Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Company Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practices).

                  4.27. INSURANCE. Each of the Company and its Subsidiaries maintains insurance policies (the "INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.27 of the

Company Disclosure Schedules contains a complete and accurate list of all Insurance Policies of the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's Knowledge, indicated any intent to do so or not to renew any such policy, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company's formation, there have been no historical gaps in insurance coverage of the Company and/or its Subsidiaries.

                  4.28. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Company Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that Parent and Acquiror and their representatives have been afforded the opportunity, prior to the date hereof, to ask questions of, and receive answers from the Company and its management, it is understood that any responses from or other information provided by the Company, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Company except as otherwise set forth herein or in the Company Disclosure Schedule.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

                  Except as disclosed in the disclosure schedule delivered by Parent and the Acquiror to the Company prior to the execution of this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE") with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any information set forth in a particular Section of the Acquiror Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is clearly apparent on its face), Parent and Acquiror jointly and severally represent and warrant to the Company that:

                  5.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective business as now conducted and to consummate the Merger and the other transactions contemplated hereby. Each of Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

                  5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and the Acquiror of this Agreement, the Ancillary Agreements, as applicable, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Parent and the Acquiror, as applicable, and assuming that this Agreement and the Ancillary Agreements constitute the valid and binding obligation of the Company and/or the other parties thereto, this Agreement and the Ancillary Agreements constitute valid and binding obligations of Parent and the Acquiror, as applicable, each enforceable in accordance with their terms.

                  5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and the Acquiror of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Parent and the Acquiror of the transactions contemplated hereby and thereby, as applicable, will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

                  5.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and the Acquiror of this Agreement, the Ancillary Agreements and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, do not and will not (a) contravene or conflict with Parent's or Acquiror's Certificate of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or the Acquiror or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon

Acquiror, other than, in the case of clauses (b) and (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

                  5.5. EMPLOYMENT AGREEMENTS. Parent has caused Acquiror to enter into the Employment Agreements. Neither Parent nor Acquiror will take any action to cause the Employment Agreements not to be in full force and effect on and as of the Effective Time.

                  5.6. FINANCING. Parent has sufficient funds available to pay the aggregate Merger Consideration and to provide the Company with sufficient funds to consummate the Notes Tender Offer for the Company's 10-1/2% Senior Notes due 2007 (the "SENIOR NOTES").

                  5.7. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Parent and the Acquiror do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Acquiror Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that the Company and their representatives have been afforded the opportunity, prior to the date hereof, to ask questions of, and receive answers from the Parent and its management, it is understood that any responses from or other information provided by the Parent, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Parent except as set forth herein or in the Acquiror Disclosure Schedule.

                  5.8. FINDERS' FEES. Other than Leonard Green & Partners, L.P., all of whose fees and expenses will be borne by the Surviving Corporation at the Closing and whose fees are set forth on Section 5.8 of the Acquiror Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Parent, Acquiror or any Affiliate thereof, which might be entitled to any fee or commission from the Parent, Acquiror, Company, any Company Subsidiary, or of any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  The Company agrees as set forth below:

                  6.1. COMPANY INTERIM OPERATIONS. Except as set forth in the Company Disclosure Schedule or as otherwise expressly permitted by any other provision of this Agreement, without the prior consent of Acquiror, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and shall use reasonable best efforts, to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, key employees and consultants of the Company and each Company Subsidiary, and (iii) preserve existing relationships with its material customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relationships. Without limiting the generality of the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror, the Company shall not and shall not permit its Subsidiaries, directly or indirectly, to:

                         (a) propose or adopt any change in its Certificate of Incorporation or By-laws (or equivalent organizational or governing documents);

                         (b) (i) split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

                         (c) issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its Equity Interests or any securities convertible into or exercisable for its Equity Interests, other than the issuance of Company Shares pursuant to the exercise of Company Options, or the conversion of Convertible Debt, in each case, outstanding on March 31, 2003;

                         (d) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related transactions any Person, for an aggregate consideration in excess of $1,000,000, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

                         (e) sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $1,000,000;

                         (f) (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under the Company's existing credit facility, (B) issue or sell any debt securities of the Company or any Company Subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by Section 6.1(d), investments in, any other Person, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $1,000,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of the Company or (ii) enter into or materially amend any contract, agreement, commitment or arrangements to effect any of the transactions prohibited by this Section 6.1(f);

                         (g) (i) except as required by Law or any existing agreement, increase the amount of compensation of any director or officer of the Company or any Company Subsidiary, (ii) except as required by Law, an agreement existing on the date hereof or pursuant to a Company severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement, (v) except as may be required by Law or as necessary to comply with the terms of this Agreement, amend in any material respect any Company Employee Plan or
         (v) pay any bonuses except to the extent provided on Schedule 6.1(g); PROVIDED, HOWEVER, in each case above, any changes after the date hereof which were disclosed in Company's 2003 budget delivered previously to Parent shall not be deemed applicable to the limitations of this Section;

                         (h) authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $1,000,000 or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $2,000,000;

                         (i) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

                         (j) (i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business in the ordinary course for an amount in excess of $1,000,000 or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement for an amount in excess of $1,000,000 in the aggregate;

                         (k) (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is pursuant to changes in applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Company Return;

                         (l) enter into any new line of business;

                         (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

                         (n) grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

                         (o) affect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401-k and pension benefits, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee;

                         (p) enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole;

                         (q) amend, modify or waive in any material respects any right under any Material Contract of the Company or any of its Subsidiaries;

                         (r) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time;

                         (s) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

                         (t) alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any Company Subsidiary;

                         (u) permit to lapse any registrations or applications for material Intellectual Property owned, licensed, or used by the Company or its Subsidiaries;

                         (v) sell, assign, license or encumber any material Intellectual Property of the Company or of any of the Company Subsidiaries, other than in the ordinary course of business, consistent with past practice; or

                         (w) authorize, agree or commit to do any of the foregoing.

                  6.2.  ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

                         (a) The Company shall immediately terminate, and shall cause its Subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents ("REPRESENTATIVES") to immediately terminate all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall immediately demand that each Person which has heretofore executed a confidentiality agreement with or for the benefit of the Company or any of its Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Subsidiaries or any of its or their Representatives to such Person or any of its or their Representatives.

                         (b) From the date of this Agreement until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person's Affiliates or Subsidiaries or any of its or their Representatives,
         (iii) except as provided in this Section 6.2 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person's Affiliates or Subsidiaries or any of its or their Representatives, or (iv) grant any waiver or release under, or fail to enforce to the maximum extent possible, any standstill or similar agreement by any Person who has made an Acquisition Proposal or such a proposal, inquiry or request; PROVIDED, HOWEVER, that prior to obtaining the Company Stockholder Approval, the Company and its Representatives may take any of the actions described in clause (ii) of this subsection (b) in respect of a Person that has made an Acquisition Proposal if, but only if, (A) such Person has submitted an unsolicited written Acquisition Proposal which did not result from a violation by the Company of its obligations under this
         Section 6.2 or Section 8.2(b) and at such time the Company has fully complied with its obligations under this Section 6.2, and the Company is proceeding in good faith with respect to its obligations under
         Section 8.2(b), to the extent applicable, (B) such Person has entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement (as defined below), (C) such Acquisition Proposal constitutes a Superior Proposal, (D) a majority of the Board of Directors of the Company has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such action is required in order for the members of the Board of Directors of the Company to comply with their fiduciary duties imposed by Delaware law, and (E) prior to disclosing or providing any such non-public information, the Company shall disclose or provide all such information to Acquiror.

                         (c) The Company shall immediately advise Parent and Acquiror, telephonically and in writing, of the Company's receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that may reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal. The Company shall immediately provide Parent and Acquiror, in writing and in detail, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same, and copies of any written materials received from such Person. The Company shall continuously update Parent and Acquiror on the status and content of any discussions or negotiations regarding any Acquisition Proposal and shall immediately inform Parent and Acquiror of any change in any of the price, form of consideration, structure, terms and conditions or other meaningful terms of any Acquisition Proposal. Immediately upon determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Acquiror a written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising them that the Board of Directors of the Company has so determined, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Acquiror with copies of all written materials received from such Person and not previously provided.

                         (d) The Board of Directors of the Company has adopted a resolution recommending the adoption and approval of this Agreement and the Merger by the Company's stockholders (the "COMPANY RECOMMENDATION"), and, except as provided in the next sentence, the Board of Directors of the Company shall at all times recommend approval of this Agreement and the Merger by the Company's stockholders. The Board of Directors of the Company shall be permitted to (i) withdraw or modify in a manner adverse to Parent and Acquiror (or not to continue to make) its recommendation to its stockholders with respect to a Superior Proposal or (ii) enter into an agreement relating to a Superior Proposal if, but only if, (a) a majority of the Board of Directors of the Company has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such action is required in order for the members of the Board of Directors of the Company to comply with their fiduciary duties imposed by Delaware law, (b) the Company has given Parent and Acquiror four (4) Business Days' prior written notice of its intention to withdraw or modify such recommendation or enter into such Agreement, the Company shall have negotiated in good faith with Parent and Acquiror to revise this Agreement (if so requested by Parent or Acquiror) so that the Superior Proposal of such Person no longer constitutes a Superior Proposal, and the Board of Directors of the Company has considered in good faith any proposed changes to this Agreement proposed by Parent or Acquiror (it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new four (4) Business Day period to afford Parent and Acquiror to negotiate with the Company as contemplated above), (c) the Company has fully complied with its obligations under this Section 6.2, and (d) simultaneously with entering into any such agreement, the Company shall pay Parent the Termination Fee in accordance with Section 10.2. Nothing in this
         Section 6.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; PROVIDED THAT unless and until this Agreement is terminated in accordance with Section 10.1 hereof, nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement, including Section 8.2(b).

                  6.3. TAXES. The Company shall, and shall cause the Company Subsidiaries to timely file or cause to be timely filed (in all cases, giving effect to any valid extension granted to the Company by an appropriate Governmental Entity), consistent with past practice, all Company Returns due prior to the Closing Date and shall timely pay, or cause to be timely paid (in all cases, giving effect to any valid extension granted to the Company by an appropriate Governmental Entity) all Taxes due and payable by or with respect to the Company and each Company Subsidiary. Prior to filing any such Company Return with respect to federal income Taxes of the Company or its Subsidiaries, the Company shall provide a copy of such returns to Parent for Parent's review. Except as set forth in Section 6.3 of the Company Disclosure Schedule, all Tax sharing agreements or similar arrangements involving the Company or any Company Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, no such entity shall be bound thereby or have any liability thereunder.

                  6.4. THE NOTES TENDER OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, the Company will commence a tender offer (the "NOTES TENDER OFFER") for all of the $66,035,000 million aggregate principal amount at maturity of the Senior Notes as promptly as reasonably practicable after the date hereof, but in no event later than the mailing of the Company Proxy Statement. The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established by Parent; PROVIDED that such amount shall not be less than the amount required to redeem the Senior Notes as provided in Section
3.07 of the Senior Notes Indenture, as of the date the Notes Tender Offer is expected to expire in accordance with its terms (as such date may be extended). The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent (as amended from time to time, the "NOTES OFFER TO PURCHASE").

                         (b) As part of the Notes Tender Offer, the Company
shall solicit the consent of the holders of the Senior Notes, to amend, eliminate or waive certain sections (as selected by Parent and reasonably acceptable to the Company) of the Senior Notes Indenture (the "NOTES CONSENTS"). The Company's obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer shall be subject to the conditions that (i) the aggregate principal amount of Senior Notes validly tendered and not withdrawn prior to the expiration of the Notes Tender Offer constitutes at least a majority of the aggregate principal amount of Senior Notes outstanding at the expiration of the Notes Tender Offer (the "MINIMUM NOTES CONDITION"), (ii) the Company receives Notes Consents from Noteholders (as that term is defined below) of at least a majority of the aggregate principal amount of Senior Notes, (iii) the other conditions set forth in Article IX below shall have been satisfied or waived, (iv) the simultaneous occurrence of the Effective Time and (v) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer (including, without limitation, the Minimum Notes Condition), the Company agrees to accept for payment and to pay for, as promptly as practicable after expiration of the Notes Tender Offer, all Senior Notes validly tendered and not withdrawn. The Company will not waive any of the conditions to the Notes Tender Offer without the consent of Parent, which consent shall not be unreasonably withheld.

                         (c) The Company shall prepare, as promptly as
practicable, the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "NOTES TENDER OFFER DOCUMENTS"), relating to the Notes Tender Offer and to disseminate to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the

"NOTEHOLDERS"), the Notes Tender Offer Documents; PROVIDED, HOWEVER, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall afford Parent reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; PROVIDED, HOWEVER, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

                         (d) At such time as the Company receives consents from
Noteholders holding at least a majority of the aggregate principal amount of Senior Notes, the Company agrees to execute, and to cause all of the guarantors that are a party to the Senior Notes Indenture to execute, and will use reasonable best efforts to cause the trustee under the Senior Notes Indenture to execute, a supplemental indenture (the "SUPPLEMENTAL INDENTURE") in order to give effect to the amendments of the Indenture contemplated in the Notes Tender Offer Documents; PROVIDED, HOWEVER, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the "PROPOSED AMENDMENTS") will not become operative unless and until the Minimum Notes Condition is satisfied or waived and all other conditions to the Notes Tender Offer have been satisfied or waived by the Company and the Company accepts all Senior Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and the Company will thereafter be obligated to make all payments for the Senior Notes (and related consents) so tendered.

                                  ARTICLE VII

                              COVENANTS OF ACQUIROR

                  Acquiror agrees as set forth below:

                  7.1. DIRECTOR AND OFFICER LIABILITY. (a) The Surviving Corporation shall honor all of the Company's obligations to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the DGCL and the Company's Certificate of Incorporation and By-laws in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until six (6) years after the Effective Time, except to the extent such obligation shall expire or terminate by its terms prior to such time; PROVIDED, HOWEVER, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of officers' and directors' liability insurance maintained by the Company (the "CURRENT POLICIES") (provided that the Surviving Corporation may substitute therefore policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the "REPLACEMENT POLICIES")) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); PROVIDED, FURTHER, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company (which the Company represents and warrants is equal to $175,000 per annum), the Company shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former offer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this
Section 7.1. Alternatively, with the consent of Parent, which consent shall not be unreasonably withheld, the Company may purchase "tail" insurance coverage, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above.

                  (b) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former officers or directors, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which any present or former officer or director is entitled, whether pursuant to Law, contract or otherwise.

                  (c) If the Surviving Corporation or any of it successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

                  (d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this
Section 7.1 is not prior to or in substitution for any such claims under such policies.

                  7.2. TRANSFER TAXES. All state, local or foreign sales, use, real property transfer, stock transfer or similar Taxes (including any interest or penalties with respect thereto) attributable to the Merger shall be timely paid by the Surviving Corporation.

                  7.3.  RESERVED.

                  7.4. REPAYMENT OF DEBT. Parent or Acquiror shall take any and all necessary action to provide the funds to, or to cause the funds to be provided to, the Company to enable the Company to consummate the Notes Tender Offer at the Effective Time, PROVIDED that the conditions to the Merger and the Notes Tender Offer have been satisfied or waived.

                                  ARTICLE VIII

                      COVENANTS OF ACQUIROR AND THE COMPANY

                  The parties hereto agree as set forth below:

                  8.1.  EFFORTS AND ASSISTANCE/HSR ACT.

                         (a) Subject to the terms and conditions hereof, each
party will use its commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties. Each party shall also refrain from taking, directly or indirectly, any action which would impair such party's ability to consummate the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, the Company shall use its commercially reasonable best efforts to (i) take all action necessary or desirable so that no Takeover Statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and the Ancillary Agreements and
(ii) if any Takeover Statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated in this Agreement and/or the Ancillary Agreements, as the case may be, and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions. Each of the Company and Acquiror will use their reasonable best efforts to exempt Parent, Acquiror, the Company, the Surviving Corporation, this Agreement and the transactions contemplated hereby and by the Voting Agreements from Section 203 of the DGCL and to the extent applicable, any other Takeover Statute.

                         (b) The Company, Parent and Acquiror shall cooperate
with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Company, Parent and Acquiror will, and will cause its respective Subsidiaries, if any, to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the Company, Parent and Acquiror or any of their respective Subsidiaries, if any, in connection with the Merger or the taking of any action contemplated by this Agreement or the Voting Agreements.

                         (c) The Company, Parent and Acquiror shall furnish all
information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent, Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

                         (d) If required, each of the Company, Parent and
Acquiror shall take all reasonable action necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Merger or the other transactions contemplated by this Agreement and the Voting Agreements.

                         (e) The Company will use its best efforts to obtain,
prior to the Closing Date, from each of the holders of Company Options that has not executed a cash-out consent on or prior to the date hereof, a valid and binding consent to the cash-out of their Company Options pursuant to the terms of the Company Option Plans and in accordance with Section 3.5 hereof.

                  8.2.  STOCKHOLDER MEETING/PROXY STATEMENT AND SCHEDULE 13E-3.

                         (a) The Company, Parent and Acquiror shall use their
respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities, or blue sky Laws in connection with the Merger and the other transactions contemplated hereby and by the Voting Agreements.

                         (b) The Company shall duly call and hold a meeting of
its Stockholders (the "COMPANY STOCKHOLDER MEETING") as promptly as practicable for the purpose of obtaining the Company Stockholder Approval, and the Company shall use its best efforts to hold the Company Stockholder Meeting as soon as practicable after the date on which the Company Proxy Statement is cleared by the SEC. Nothing in this Section 8.2(b) shall be deemed to prevent the Company from taking any action it is permitted to take under, and in compliance with,
Section 6.2 hereof.

                         (c) In connection with the Merger and the Company
Stockholder Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Company Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "COMPANY PROXY STATEMENT") and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the "SCHEDULE 13E-3") relating to the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company Stockholders as promptly as practicable; PROVIDED, HOWEVER, that prior to the filing of the Company Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent and the Acquiror with respect to such filings and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Company Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent and the Acquiror of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent and the Acquiror with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand with respect to the Company Proxy Statement, the
Schedule 13E-3 or the Merger. If at any time prior to the Company Stockholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement or the
Schedule 13E-3, the Company will prepare and mail such amendment or supplement; PROVIDED, HOWEVER, that prior to such mailing, the Company shall consult with Parent and the Acquiror with respect to such amendment or supplement and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. The Company will notify Parent and the Acquiror at least 48 hours prior to the mailing of the Company Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Company's Stockholders. Subject to the provisions of Section 6.2 herein, the Company Recommendation, together with a copy of the opinion referred to in Section 4.14(b), shall be included in the Company Proxy Statement.

                         (d) The Company represents and warrants that the
Company Proxy Statement and the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the time of the Company Stockholder Meeting, and, in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's Stockholders and as of the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3 based on information supplied by Parent or the Acquiror for inclusion or incorporation by reference therein.

                         (e) Parent and the Acquiror represent and warrant that
the information supplied or to be supplied by Parent and the Acquiror in writing for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the time of the Company Stockholder Meeting, and, in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's Stockholders, and as of the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and the Acquiror make no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement or
Schedule 13E-3 based on information supplied by Company for inclusion or incorporation by reference therein.

                  8.3. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may be required by applicable Law or any listing agreement with any national securities exchange.

                  8.4.  ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS.

                         (a) From the date hereof until the Effective Time and subject to applicable Law, the Company shall (i) give to Parent, Acquiror and their Representatives reasonable access during normal business hours to its offices, properties, books and records; (ii) furnish or make available to Parent, Acquiror and their Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Parent and Acquiror in their investigation. Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law, each of Parent and Acquiror will hold, and will cause its respective Representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of that certain confidentiality agreement, dated as of December 6, 2002, as amended (the "CONFIDENTIALITY AGREEMENT"), between the Company and Leonard Green & Partners, L.P. No investigations pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                         (b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company, Parent or Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party's knowledge, threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby or by the Ancillary Agreements; and (v) the occurrence of any event, development or circumstance which has had or would be reasonably expected to result in a Company Material Adverse Effect or Acquiror Material Adverse Effect; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

                         (c) Parent, the Acquiror and their agents, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours and after reasonable notice has been provided, to enter upon the real property owned or leased by the Company or any Company Subsidiary (collectively, the "PREMISES") for the purpose of conducting visual inspections of the Premises, taking of measurements, making of surveys and generally for the reasonable performance of a standard "Phase I" investigation relating to the Premises, all at Acquiror's sole cost and expense; PROVIDED, HOWEVER, that Parent or the Acquiror shall (i) restore any damage to the Premises or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiary and (iii) not conduct any soil borings, or groundwater testing or any other "Phase II" testing without the prior written consent of the Company, as hereinafter set forth. Any entry by Parent or the Acquiror onto the Premises shall be subject to, and conducted in accordance with, any other existing agreements or obligations binding on the Company or any Company Subsidiary and all applicable Environmental Laws. Parent and the Acquiror shall keep the Premises free and clear of any mechanic's or materialmen's liens arising out of any entry onto or inspection of the Premises. Parent and the Acquiror shall not disturb the Premises beyond what is reasonably necessary to conduct its investigations.

                  8.5. FURTHER ASSURANCES. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  8.6. DISPOSITION OF LITIGATION. The Company will consult with Parent and the Acquiror with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or the Voting Agreements and, subject to Section 6.2, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or the Voting Agreements. Acquiror may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement at Acquiror's sole cost and expense (subject to Section 10.2). In addition, subject to Section 6.2, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and the Voting Agreements and will cooperate with Acquiror to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and the Voting Agreements.

                  8.7. CONFIDENTIALITY AGREEMENT. The parties acknowledge that the Company and Leonard Green & Partners, L.P. entered into the Confidentiality Agreement, which shall be deemed to be incorporated herein as if it were set forth in its entirety, and which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms; PROVIDED that, to the extent any provision of this Agreement or the Ancillary Agreements permits Parent or Acquiror to take any action otherwise prohibited under the Confidentiality Agreement, the terms of this Agreement or such Ancillary Agreement shall prevail.

                                   ARTICLE IX

                              CONDITIONS TO MERGER

                  9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

                         (a) the Company Stockholder Approval shall have been obtained;

                         (b) any applicable waiting period or required approval under the HSR Act, or any other similar applicable Law required prior to the completion of the Merger shall have expired or been earlier terminated or received; and

                         (c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; PROVIDED, HOWEVER, that the parties hereto shall use their commercially reasonable best efforts to have any such Law or other legal restraint vacated.

                  9.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

                         (a) (i) Parent and Acquiror shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Acquiror contained in this Agreement that are qualified by reference to materiality or an Acquiror

         Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Parent and Acquiror set forth in Section 5.1, Section 5.2, Section 5.6, and Section 5.8 that are not qualified by Acquiror Material Adverse Effect shall have been true and correct in all material respects when made and at and as of the time of the Effective Time, as if made as of such time (PROVIDED that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of Parent and Acquiror shall be true and correct when made and at and as of the Effective Time as if made at and as of such time (PROVIDED that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, an Acquiror Material Adverse Effect and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Parent and Acquiror to the foregoing effect; and

                         (b) Parent shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings identified on Schedule 9.2(b); PROVIDED, HOWEVER, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by the Company of any of its material covenants in this Agreement;

                         (c) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, an Acquiror Material Adverse Effect.

                  9.3. CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

                         (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (PROVIDED that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2 (other than with respect to the non-applicability of any Takeover Statute other than Section 203 of the DGCL), Section 4.5 (other than with respect to any names listed on Section 4.5(c) of the Company Disclosure Schedule), Section 4.6(b), Section 4.12(h), Section 4.12(i) and Section 4.14 that are not qualified by Company Material Adverse Effect shall have been true and correct in all respects (except for de minimis deviations) when made and at and as of the Effective Time, as if made at and as of such time (PROVIDED that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the Effective Time, (including the Company's representations and warranties in Section 4.2 and Section 4.5 to the extent not covered in Section 9.3(a)(ii)(B) above) as if made at and as of such time (PROVIDED that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

                         (b) there shall not be pending (i) any action or proceeding by any Governmental Entity or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Entity that has a reasonable likelihood of success seeking (x) to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements or seeking to obtain material damages, (y) to restrain or prohibit Parent's (including its Affiliates) ownership or operation of all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or Affiliates, or to compel Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to dispose of or hold separate all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or its Subsidiaries, or (z) to impose or confirm material limitations on the ability of Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to effectively control the business or operations of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or effectively to exercise full rights of ownership of the Company Shares, including, without limitation, the right to vote any Company Shares acquired or owned by Parent or any of its Affiliates on all matters properly presented to the Company Stockholders, and no Governmental Entity or arbitrator shall have issued any judgment, order, decree or injunction, and there shall not be any Law, that, in the sole judgment of Parent is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (x) through (z); PROVIDED, HOWEVER, that Parent shall use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

                         (c) the Company shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings identified on Schedule 9.3(c); PROVIDED, HOWEVER, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by Parent or Acquiror of any of its material covenants in this Agreement;

                         (d) the aggregate number of Company Shares at the Effective Time, the holders of which have demanded purchase of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not equal fifteen percent (15%) or more of the Company Shares outstanding as of the record date for the Company

         Stockholder Meeting;

                         (e) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Company Material Adverse Effect;

                         (f) the Employment Agreements between the Acquiror and Jeffrey Webb and John Nichols, respectively, shall be in full force and effect and neither Jeffrey Webb nor John Nichols shall be unable or unwilling, absent a Default by Parent or Acquiror of the applicable Employment Agreement, to provide his services in accordance with the terms and conditions of his Employment Agreement;

                         (g) Reserved

                         (h) at or prior to the Closing, on behalf of Company Stockholders, the Company shall furnish Parent an affidavit in the form annexed hereto as EXHIBIT G stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Code
         Section 897(c)(1)(A)(ii) and no interest in the Company constitutes a United States real property interest pursuant to Section 1445(b)(3) of the Code;

                         (i) Jeffrey Webb and John Nichols shall have entered into and delivered to Parent the agreements contemplated by, and performed all actions required by them to consummate the transactions contemplated by, the Contribution Agreement and the Contribution and Option Exchange Agreement, respectively; and

                         (j) (A) immediately prior to the Effective Time, a principal amount of Senior Notes shall have been validly tendered and not withdrawn pursuant to the Notes Tender Offer such that the Minimum Notes Condition shall have been satisfied and (B) the Company, the guarantors party to the Indenture and the trustee under the Indenture shall have executed and delivered the Supplemental Indenture and (C) the Company shall accept for payment the Senior Notes tendered pursuant to the Notes Tender Offer as of the Effective Time.

                                   ARTICLE X

                                   TERMINATION

                  10.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time y written notice, whether before or after the Company Stockholder Approval shall have been obtained:

                         (a) by mutual written agreement of Parent and the Company, in each case duly authorized by their respective Boards of Directors;

                         (b) by either Parent or the Company, if

                             (i) the Merger shall not have been consummated by
                         November 15, 2003 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this
                         Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

                             (ii) there shall be any Law that makes consummation
                         of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, ruling, judgment, injunction, order or decree; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

                             (iii) at the Company Stockholder Meeting or any
                         adjournment thereof at which this Agreement has been voted upon, the Company Stockholder Approval shall not have been obtained;

                         (c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Acquiror set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.2(a) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the party wishing to terminate; PROVIDED, HOWEVER, that the Company shall not also then be in material breach of this Agreement;

                         (d) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.3(a) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the party wishing to terminate; PROVIDED, HOWEVER, that Parent or Acquiror shall not also then be in material breach of this Agreement;

                         (e) by Parent: (i) if the Company shall have breached any of its obligations under Section 6.2 or Section 8.2 of this Agreement, (ii) if the Board of Directors of the Company shall (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror (or shall fail to reaffirm the Company Recommendation upon the request of Acquiror),
         (B) approve or recommend to the Company Stockholders an Acquisition

         Proposal (other than by Parent, Acquiror or their Affiliates), (C) approve or recommend that the Company Stockholders tender their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Parent, Acquiror or their Affiliates), or (D) approve a resolution or agree to do any of the foregoing; or (iii) any Person or group (other than Parent, Acquiror or their Affiliates) acquires Beneficial Ownership of a majority of the outstanding Company Shares, or if any other Third Party Acquisition shall have occurred; provided that, notwithstanding anything to the contrary, for purposes of this clause (e)(iii), the term "Third-Party Acquisition" shall not be deemed to include a transaction or series of transactions (other than a tender offer or exchange offer) in which a professional arbitrageur acquires solely for investment purposes (and not with the purpose or with the effect of changing or influencing the control of the Company (nor in connection with or as a participant in any transaction or series of transactions having such purpose or effect)) more than 20% but less than 35% of the outstanding voting power of the Company; PROVIDED that the Company has not cooperated, assisted, facilitated or otherwise had any involvement in such transaction or series of transactions, or

                         (f) by the Company, if and only if (i) the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied with, the terms of Section 6.2 hereof, (ii) the Company has complied with all provisions of Section 6.2, including the notice provisions therein and the obligation to negotiate with Parent and Acquiror in good faith and
         (iii) simultaneously with such termination, the Company shall have paid Parent the Termination Fee in accordance with Section 10.2.

                  The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement; PROVIDED that no such termination by the Company shall be effective unless and until the Company shall have paid any Termination Fee and/or Parent Expense Reimbursement Amount required to be paid by it pursuant to Section 10.2 of this Agreement and PROVIDED, FURTHER, that no such termination by the Parent or Acquiror shall be effective unless and until the Parent shall have paid any Company Expense Reimbursement Amount required to be paid by it pursuant to Section 10.2(b) of this Agreement.

                  10.2. EFFECT OF TERMINATION.

                         (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Acquiror or their respective Subsidiaries, officers or directors except (i) with respect to Section 8.3, Section 8.7, this Section 10.2 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

                         (b) The Company and Acquiror agree that if this Agreement is terminated prior to the Effective Time, as a consequence of a failure or non-waiver of any condition contained in Section

         9.3(a), Section 9.3(c), Section 9.3(e), Section 9.3(f) or Section 9.3(i), or pursuant to Section 10.1(b)(iii) or Section 10.1(d), then the Company shall pay Acquiror an amount equal to the Parent Expense Reimbursement Amount. In the event that this Agreement is terminated prior to the Effective Time, as a consequence of the failure or non-waiver of any of the conditions set forth in Section 9.2, Parent shall pay the Company an amount equal to the Company Expense Reimbursement Amount. Payment of the Parent Expense Reimbursement Amount or Company Expense Reimbursement Amount pursuant to this Section 10.2(b) shall be made not later than two (2) Business Days after the party seeking reimbursement has delivered to the other party a notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses for which it seeks payment (which itemization may be supplemented and updated from time to time until the thirtieth (30th) day after such party delivers notice of demand for payment).

                         (c) In addition to any payment required by Section 10.2(b) and notwithstanding any other provision of this Agreement, the Company and Parent agree that (i) if this Agreement is terminated pursuant to Section 10.1(e) or Section 10.1(f) then the Company shall immediately pay to Parent the Termination Fee; (ii) if this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) then, in the event that, prior to such termination, (A) any Third Party Acquisition occurs or (B) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make an Acquisition Proposal, or such Acquisition Proposal becomes publicly known, then the Company shall immediately pay to Parent the Termination Fee; (iii) if
         (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (PROVIDED that at the time of such termination pursuant to Section 10.1(b)(i), the condition precedent in Section 9.1(b) shall have been satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the condition precedent set forth in Section 9.2 through no fault of the Company), Section 10.1(b)(iii) or Section 10.1(d) and (B) no Termination Fee has been paid by the Company to Parent and (C) within twelve (12) months following such termination (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then, the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (C)(1) and (C)(2) of this sentence. For purposes of clause 10.2(c)(iii), the term Acquisition Proposal (including the way such term is used to determine if a Third Party Acquisition has occurred), shall not include offers or proposals related to the acquisition of capital stock or assets of any Company Subsidiary that would not result in a Third Party acquiring Beneficial Ownership of more than twenty percent (20%) of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such offer or proposal. Furthermore, notwithstanding anything to the contrary, for purposes of clause 10.2(c)(iii)(C)(2), the term "Third-Party Acquisition" shall not be deemed to include a transaction or series of transactions (other than a tender offer or exchange offer) in which a professional arbitrageur acquires solely for investment purposes (and not with the purpose or with the effect of changing or influencing the control of the Company (nor in connection with or as a participant in any transaction or series of transactions having such purpose or effect)) more than 20% but less than 35% of the outstanding voting power of the Company; PROVIDED that the Company has not cooperated,

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         assisted, facilitated or otherwise had any involvement in such transaction or series of transactions.

                         (d) Notwithstanding anything in this Section 10.2 to the contrary, the Company shall not be required to pay any Termination Fee and/or Parent Expense Reimbursement Amount to Parent in the event this Agreement is terminated by Parent as a result of (i) Parent's refusal to waive or deem satisfied its condition in 9.3(d) or 9.3(j) or
         (ii) the condition in 9.3(f) or 9.3(i) becoming incapable of being satisfied due to the death or "Disability" (as that term is defined in the applicable Employment Agreement) of either Jeffrey Webb or John Nichols.

                  10.3. FEES AND EXPENSES. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                  if to Parent or Acquiror, to:

                           Leonard Green & Partners, L.P.
                           11111 Santa Monica Boulevard
                           Suite 2000
                           Los Angeles, CA  90025
                           Attention:  Jonathan A. Seiffer
                           Facsimile No.: 310-954-0404

                  with a copy to:

                           Latham & Watkins LLP
                           885 Third Avenue
                           New York, New York 10022
                           Attention:  Howard A. Sobel, Esq.
                           Facsimile No.:  212-751-4864

                  if to the Company, to:

                           Varsity Brands, Inc.
                           6745 Lenox Center Court
                           Suite 300
                           Memphis, TN  38115
                           Attention:  Jeffrey G. Webb
                           Facsimile No.:  901-387-4356

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


                  with a copy to:

                           Zukerman Gore and Brandeis, LLP
                           900 Third Avenue
                           New York, New York 10022
                           Attention: Clifford A. Brandeis, Esq.
                           Facsimile No.:  212-223-6433

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

                  11.2. SURVIVAL. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, but not limited to, those covenants in Articles 2, 3, 7 and 11 which contemplate performance after the Effective Time.

                  11.3. AMENDMENTS; NO WAIVERS.

                         (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective.

                         (b) At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts of such party and (b) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

                  11.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that all or any of the rights or obligations of Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of Acquiror (which assignment shall not relieve Acquiror of its obligations hereunder); PROVIDED, FURTHER, that other than with respect to the

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

foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

                  11.5. COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Section 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  11.6. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

                  11.7. JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United State District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

                  11.8. ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

                  11.9. AUTHORSHIP. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

                  11.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal

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substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  11.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  11.12. HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

                                      * * *



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                     VARSITY BRANDS, INC.


                                                     By: /S/ JOHN M. NICHOLS
                                                         -----------------------
                                                     Name: JOHN M. NICHOLS
                                                          ----------------
                                                     Its: SENIOR V.P. AND CFO
                                                          -------------------



                                                     VB MERGER CORPORATION


                                                     By: /S/ JONATHAN A. SEIFFER
                                                         -----------------------
                                                     Name: JONATHAN A. SEIFFER
                                                          --------------------
                                                     Its: VICE PRESIDENT
                                                          --------------



                                                     VBR HOLDING CORPORATION


                                                     By: /S/ JONATHAN A. SEIFFER
                                                         -----------------------
                                                     Name: JONATHAN A. SEIFFER
                                                          --------------------
                                                     Its: VICE PRESIDENT
                                                          --------------



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